EXHIBIT 10.21.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into as of the 14th day of June, 2001 by and between Global ePoint, Inc. (formerly On-Point Technology Systems, Inc.), a Nevada corporation (the “Company”) and Frederick Sandvick (the “Executive”) in accordance with the following facts and objectives.

A.            The Company and the Executive entered into an Employment Agreement dated January 9, 1996 (“Agreement”).

B.            The Company and the Executive desire to amend the Agreement.

IT IS AGREED, THEREFORE, as follows:

1.             Effective as of June 14, 2001, Paragraph 4(a)(i) shall be amended by adding to the end thereof the following:

“Notwithstanding the foregoing, for the annual period commencing July 1, 2001 through June 30, 2002, the minimum annual base salary shall be $120,000, and for the annual period commencing July 1, 2002 through June 30, 2003, the minimum annual base salary shall be $180,000, and for each annual period thereafter such salary shall increase by 10%.”

The foregoing amendment to Paragraph 4(a)(i) of the Agreement shall become null and void and the terms of the Agreement shall revert to the terms of Paragraph 4(a)(i) in effect prior to this First Amendment upon commencement of a new business activity by the Company after the date hereof, whether by acquisition, merger or similar transaction, or by internal development efforts (such as a new DCR and prepaid phone card program).

2.             Effective as of June 14, 2001, Paragraph 4(a)(ii) shall be amended by adding to the end thereof the following:

“Notwithstanding the foregoing, no Bonus shall be payable to Executive under this Paragraph 4(a)(ii) for any periods through December 31, 2001.”

Notwithstanding the foregoing, within thirty (30) days of commencement of a new business activity by the Company after the date hereof, whether by acquisition, merger or similar transaction, or by internal development efforts (such as a new DCR and prepaid phone card program), a one time bonus in the amount of $300,000 shall be paid to Executive, provided such new business activity is acceptable to the Compensation Committee.

3.             Effective as of June 14, 2001, Paragraph 6(a) shall be amended by adding to the end thereof a new subparagraph (iv) as follows:

“(iv)  In determining the base salary and Bonuses earned by the Executive for purposes of Paragraph 6(a)(ii), the amendments to Paragraphs 4(a)(i) and 4(a)(ii) by the First Amendment shall be of no force or effect and the terms of Paragraphs 4(a)(i) and 4(a)(ii) in effect prior to the First Amendment shall control.”

4.             Effective as of June 14, 2001, Paragraph 6(d) shall be amended by adding to the end thereof a new subparagraph (7) as follows:

“(7)  In determining the base salary and Average Bonus earned by the Executive for purposes of Paragraph 6(d)(2), the amendment to Paragraphs 4(a)(i) and 4(a)(ii) by the First Amendment shall be of no force or effect and the terms of Paragraphs 4(a)(i) and 4(a)(ii) in effect prior to the First Amendment shall control.”

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

GLOBAL ePOINT, INC.

By:	/s/ John H. Olbrich
John H. Olbrich, Secretary

/s/ Frederick Sandvick
Frederick Sandvick